Exhibit 99.2
Remarks by Marty Barrington, Altria Group, Inc.’s (Altria) Chairman, Chief Executive Officer (CEO) and President, and other members of Altria’s senior management team
2018 Consumer Analyst Group of New York (CAGNY) Conference
Boca Raton, Florida
February 21, 2018
Remarks by Marty Barrington
Thanks Jane. Good afternoon everyone, we’re very glad to be with you again at CAGNY.

With me today are Howard Willard, our Chief Operating Officer and Billy Gifford, our Chief Financial Officer (CFO). As you probably know, their titles are soon to change, as I’ve announced my decision to retire later this year when I turn 65. Following our Shareholder Meeting on May 17th, Howard will step in as Altria’s next Chairman and CEO, and Billy will become Vice Chairman and CFO. I can’t imagine two leaders more qualified and ready to take our company forward.

We’re happy to update you today on our business and our plans for 2018. Because our audience today is both long-term investors familiar with our story and some who may follow us less closely, we tried to strike a balance in this afternoon’s remarks to provide both an overview of our business and some detail on topics we know are of interest. If we don’t address a topic of interest to you, please ask during our Q&A. For the breakout session, we’ll also be joined by Murray Garnick and Jim Dillard who can provide further insight into legal, regulatory and product development matters.

To get started, we need to please review the Safe Harbor Statement in our presentation and the Forward-Looking and Cautionary Statements section in today’s press release for the important information there. They’re available on altria.com along with reconciliations and further explanations of the non-GAAP financial measures we discuss.

So let’s begin by reflecting for a moment on where we’ve been. We’ve had tremendous success over the past several years as we maximized income from our core businesses while also preparing to win with authorized, non-combustible, reduced-risk products.

Our core tobacco businesses have expanded their premium brands’ equity leadership, grown market share, and delivered profit margins unparalleled among consumer packaged goods peers.

Let’s start with the smokeable products segment, which includes Philip Morris USA Inc. (PM USA), John Middleton Co. (Middleton), and as of January 2017 - Sherman Group Holdings, LLC and its subsidiaries (Nat

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018

Sherman). Over the past five years, this segment grew adjusted operating companies income (OCI) by 6.4% on a compounded annual basis. Adjusted OCI margins grew 10 percentage points to 51.2%. And Marlboro remains the leading brand in the cigarette category - larger than the next nine brands combined.

In the smokeless products segment, U.S. Smokeless Tobacco Company LLC (USSTC) grew adjusted OCI by 7.4% on a compounded annual basis. Adjusted OCI margins grew seven percentage points to 67.8%. And Copenhagen was both the largest and fastest growing smokeless tobacco brand over this period.

We significantly increased the value of our beer investment by supporting Anheuser-Busch InBev SA/NV’s (AB InBev) transformational 2016 transaction with SABMiller plc (SABMiller). Our 10.2% ownership of AB InBev provides us with substantial income, cash flow and a strong asset on our balance sheet, with a market value at the end of 2017 of more than $22 billion.

Our other complementary alcohol asset, Ste. Michelle Wine Estates Ltd. (Ste. Michelle), grew adjusted OCI by 7.2% on a compounded annual basis.

As a result of these successes, from 2012 to 2017 Altria grew adjusted diluted earnings per share (EPS) by nearly 9% per year on a compounded basis. We paid shareholders $21 billion in dividends, raised the dividend each year in line with our strong EPS growth and repurchased more than $6 billion in shares. And during this period, Altria’s total shareholder return of 181% outperformed the S&P 500 and S&P Food, Beverage and Tobacco Index by more than 70%.

At the same time, we knew the industry was evolving and adult tobacco consumers were seeking less harmful alternatives to combustible cigarettes. Preparing for this opportunity, we’ve spent years acquiring best-in-class regulatory and product development talent and building a compelling portfolio of non-combustible tobacco products with the potential to reduce risk. We’ve also relentlessly advocated for tobacco regulatory policy that supports bringing innovative reduced-risk products to market and enables manufacturers to communicate truthful information to consumers about those products. Happily, in July 2017, the U.S. Food & Drug Administration (FDA or Agency) adopted this approach as official policy, with the stated goal to “encourage innovative, less harmful and satisfying non-combustible products for adults who want or need nicotine.”

We aspire to be the U.S. leader in authorized, non-combustible, reduced-risk products. The range of tobacco products available in the U.S. is diverse when compared to many international markets, and different product platforms appeal to different U.S. adult tobacco consumers. That’s why we’re taking a portfolio approach, focusing on the three most promising platforms for U.S. adult tobacco consumers: smokeless tobacco and oral nicotine-containing products, e-vapor and heated tobacco. You’ll hear more about each in a moment.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018

Our approach is clear: to maintain our leadership in combustible tobacco products while vigorously pursuing this innovation aspiration. Going forward, our strategies are to:

•	Maximize income from our combustible tobacco businesses;

•	Grow income over time with non-combustible tobacco products; and

•	Manage our diverse income streams and strong balance sheet to deliver consistent financial performance over the long term.

With additional flexibility from federal income tax reform - something we long supported and advocated for - we expect to further invest in important initiatives for long-term growth. As you’ll hear, we have planned investments in innovative product development and launches including IQOS, in regulatory science, in equity enhancements to our brands, in retail fixtures and future retail concepts. We believe these investments will deliver sizeable returns for our business and our shareholders over the long term.

Now I’ll turn to Howard and Billy, who will take us through our strategies.

Remarks by Howard Willard
Thanks Marty, and good afternoon everyone. Let’s start with our combustible tobacco businesses.

Our strategy in the smokeable products segment remains to maximize income while maintaining momentum on Marlboro and Black & Mild over time. We track momentum across several metrics of brand strength, including equity, demographics, retail share and profitability. This is a proven long-term strategy that has weathered short-term competitive pressures and other factors.

We’ve fielded some questions lately about cigarette industry fundamentals, and whether they’ve changed in light of e-vapor category growth and an up-tick in the deep discount segment. We believe the fundamentals are essentially unchanged. Cigarette industry volume declined about 4% in 2017, which included approximately a 1% impact from state excise tax increases in California and Pennsylvania. We continue to be positive about the strength of the adult tobacco consumer given economic conditions, though we remain watchful of gasoline prices, excise taxes and the broader economy. While the deep discount segment grew share in 2017, total discount share was relatively stable, and our estimate of the long-term price elasticity of cigarettes is unchanged. With that backdrop, let’s discuss our plans.

In cigarettes, our companies offer a portfolio of brands led by Marlboro, and also including Parliament, Virginia Slims, Benson & Hedges, L&M and Nat Sherman.

Marlboro continues to have strong demographics, industry-leading equity scores that significantly exceed the nearest competitive brand, and it’s highly profitable. Marlboro share grew an average of two tenths of a share point

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018 annually from 2011 through 2016, though it lost four tenths in 2017 due to the California excise tax increase and heightened competitive activity. In California, volume declines are moderating and share is stabilizing. PM USA has plans to stabilize Marlboro’s share in 2018 through product and packaging news, enhanced trade programs and equity-building engagements and promotions.

First, in terms of product and packaging news, PM USA recently expanded Marlboro Black Label into a two-state lead market. This is a premium-priced, bold and robust non-menthol cigarette in a contemporary, soft-touch pack. In menthol, PM USA expanded Marlboro Ice nationally at the end of January. Marlboro Ice is a unique, crisp and cool-finish menthol cigarette in an innovative reseal pack - the first of its kind in the U.S. market. It’s premium-priced with marketing support to generate trial among competitive adult menthol smokers.

Second, PM USA recently enhanced its retail trade programs by reallocating resources from under-performing programs into those that better support Marlboro leadership. And a new loyalty fund rewards retail partners for featuring Marlboro promotions through their store loyalty programs.

Third, to continue to build brand equity and increase its digital leadership, PM USA recently launched a redesigned Marlboro.com. The updated digital tools are more equity-rich, intuitive and mobile-friendly, offering a personalized experience based on an individual adult smoker’s behaviors and preferences. Beyond digital, PM USA is conducting retail intercepts to highlight PM USA products and promotions to competitive adult smokers. PM USA is also investing behind a new rewards program for Marlboro, which it’s currently testing in Texas as a limited-time “Points West” promotion. Adult smokers 21 and older can earn points by scanning unique codes printed on their Marlboro packs, and redeem those points for gear, coupons and charitable donations.

Together, we believe these actions will help stabilize Marlboro share while maintaining PM USA’s focus on income growth.

PM USA’s other brands serve a complementary role. To continue to grow share in the menthol segment, PM USA recently expanded Benson & Hedges Menthol, which is now in 19 states plus Washington, D.C. This is a premium-priced product with a fresh, cool menthol taste and a distinguished package design. Retail intercepts in these markets will promote trial of Benson & Hedges among competitive adult menthol smokers.

To compete more effectively in the super-premium, “tobacco and water” segment, Nat Sherman recently launched the re-positioned Nat’s brand in Colorado. We know you’re interested in hearing more about Nat’s, so here’s some color on the early results. After only 11 weeks in market, Nat’s has achieved very strong share performance for a new cigarette brand. It also appears to be sourcing competitive share in the segment. While it’s still early and we have much more to do, we’re excited about the brand’s promise. You can expect to see a significant geographic expansion of Nat’s around the middle of this year.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018

To maximize income in the smokeable products segment, our companies are also implementing Revenue Growth Management (RGM) - a tool that has already proven successful for USSTC. RGM uses advanced analytics to tailor pricing, promotions and product assortment to specific geographies and store types. This enables our companies to grow income and margins by more surgically deploying their value investments for maximum efficiency and effectiveness.

Touching briefly on cigars, we’re extremely pleased with Middleton’s performance. Black & Mild is the preeminent brand in the profitable tipped cigar segment, and grew volume nearly 11% last year. Going forward, Middleton plans to maintain strong volume growth by broadening Black & Mild’s distribution and increasing awareness of the brand through an expanded “Taste and Aroma” campaign.

As you can see, we remain well positioned to maximize income from our combustible tobacco businesses, allowing us to reward shareholders while also providing the financial engine to further invest in innovation and harm reduction. Which brings us to our second strategy: To grow income over time with non-combustible tobacco products.

As Marty mentioned, we aspire to be the U.S. leader in authorized, non-combustible, reduced-risk products, focusing on smokeless tobacco and oral nicotine-containing products, e-vapor and heated tobacco.

In smokeless, USSTC is already the largest, most profitable non-combustible tobacco business in the world. The company’s goal is to be the leading smokeless tobacco and oral nicotine products company with products that appeal to a diverse set of adult tobacco consumers and have the potential to reduce harm. USSTC is taking a portfolio approach, with Copenhagen at the center, complemented by Skoal, Red Seal and an innovative product called Verve.

Copenhagen is the largest smokeless tobacco brand in the U.S., and it grew half a share point in 2017 despite the voluntary product recall. Copenhagen continues to have category-leading brand equity, and USSTC has exciting plans to maximize its potential through product news, equity-building programs and pursuit of a modified risk designation from the FDA.

In late 2017, Copenhagen announced the availability of Weyman’s Reserve - a premium-priced, seasonal offering in response to adult dippers’ online votes. In addition, next month USSTC will expand Copenhagen Southern Blend across much of the western U.S. This is a premium-priced product made with 100% American-grown tobacco that is dark-fired and barrel-aged.

To further its harm-reduction goals, this quarter USSTC plans to file a modified risk tobacco product (MRTP) application for Copenhagen Snuff. The application will analyze decades of epidemiology and data from two highly credible, nationally representative datasets from the federal government. The application will show that, when

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018 looking at all causes of mortality, smokeless tobacco use is at least 96% less risky than cigarette smoking. Unfortunately, the vast majority of adult smokers believe smokeless tobacco is as or more harmful than cigarettes. Correcting this mis-perception could be an important first step in persuading some adult smokers, particularly dual users, to completely switch to smokeless tobacco. We look forward to engaging with the FDA throughout the review process.

Skoal also plays an important role in USSTC’s harm reduction strategy. USSTC has been growing Skoal’s profitability while investing behind blends and snus for adult smokers seeking non-combustible alternatives to cigarettes. Skoal blends and snus offer familiar flavors and manageable forms to help adult smokers transition to smokeless tobacco. In the next few months, USSTC plans to expand Skoal Spearmint Tobacco Blend Pouches, a seasonal offering with a refreshing mint flavor and broad appeal among adult wintergreen and mint dippers and dual users. And during the second quarter, USSTC will update packaging on Skoal Snus with a slim, clear-bottom can differentiated from traditional moist smokeless tobacco (MST) and more appealing to adult smokers and dual users.

Finally, Verve is an innovative oral nicotine-containing product designed to appeal to a diverse set of adult smokers, including women, many of whom reject MST and snus. Following encouraging lead market results, USSTC is expanding the sale of Verve Discs into two additional markets in the second quarter, testing different combinations of retail and e-commerce sales. USSTC also plans to file pre-market tobacco product applications (PMTAs) for Verve Discs and Chews later this year.

Now let’s move to e-vapor.

Nu Mark’s goal is to lead the U.S. e-vapor category with a portfolio of superior, potentially reduced-risk products that adult smokers and vapers choose over cigarettes and that generate cigarette-like margins at scale. Nu Mark’s portfolio includes cig-alikes, closed tank products and access to additional e-vapor technologies through our minority interest in Avail Vapor.

In cig-alikes, MarkTen is available in about 65,000 stores, representing roughly 70% of U.S. e-vapor volume in mainstream channels. In 2017, MarkTen grew volume by approximately 60%, far outpacing competitive cig-alike brands. MarkTen Bold, which is currently in about 25,000 retail stores, uses a proprietary recipe of nicotine salts with 4% nicotine by weight to deliver a differentiated sensory experience and nicotine satisfaction approaching that of cigarettes. We plan to file PMTAs for MarkTen this year, with MRTP applications to follow. In those applications, we expect to submit robust scientific evidence to demonstrate MarkTen’s harm reduction potential compared to cigarettes.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018

In the closed tank segment, MarkTen Elite is a pod-based product with a premium, sleek battery design. Its flavorful e-liquids and large vapor volume provide a balanced, satisfying experience with the convenience of pre-filled, magnetic click pods. And MarkTen Elite’s pods contain over twice the liquid volume of Juul’s.
Over the next few weeks, Nu Mark will expand MarkTen Elite in five flavors into over 6,000 stores, with further expansion planned for later in the year. Nu Mark is also testing several other closed tank products in 2018, which you can see on this slide.

Of course, the e-vapor category continues to evolve, and leadership has changed hands numerous times over the past seven years. Sustained, long-term leadership won’t be achieved overnight. Nu Mark has a diverse product portfolio and a pipeline of promising products in development. We believe it is well positioned to achieve long-term leadership in the category, bolstered by our companies’ world-class marketing, sales and distribution and regulatory capabilities.

I’ll now hand it off to Billy to cover heated tobacco and our third strategy.

Remarks by Billy Gifford
Thanks Howard, and good afternoon everyone.

In heated tobacco, we’re excited to be partnering with Philip Morris International Inc. (PMI) to bring IQOS to the U.S., pending regulatory authorization. For those U.S. adult smokers interested in a non-combustible alternative to cigarettes, IQOS offers a great sensory experience and similar nicotine satisfaction in a familiar format using real tobacco. It produces no ash and less odor, and represents a compelling harm reduction opportunity. PM USA’s goal is to lead the U.S. heated tobacco category by maximizing the number of U.S. adult smokers who convert to IQOS from combustible cigarettes.

The FDA is currently reviewing PMTA and MRTP applications for the IQOS device and three variants of Marlboro Heatsticks. Its Tobacco Products Scientific Advisory Committee met in late January to review the IQOS MRTP application. We found the meeting productive, and see this as the first step in a process which we believe will ultimately result in a modified risk claim.

Of course, we’re not just waiting. PM USA has been preparing for commercialization and is ready to act promptly upon FDA authorization. PM USA plans to launch IQOS into a lead market to learn as much as possible as quickly as possible and make the most of our first-mover advantage in heated tobacco. The company plans to test a range of innovative marketing, sales and consumer engagement approaches to raise adult smokers’ awareness of IQOS, facilitate guided trial of the product and provide post-purchase support -- all while taking steps to limit reach to unintended audiences. Through the lead market, PM USA aims to learn about U.S. adult smokers’ perceptions of the product and branding, adult smoker conversion rates, pricing dynamics and market performance. PM USA

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018 intends to move quickly to act on those insights and be ready to scale IQOS quickly and efficiently. We’re excited about its potential to lead the U.S. heated tobacco category, and we see a path to incremental profitability following an initial investment period.

Before we move to our third strategy, let’s touch on two ongoing regulatory items. As part of the FDA’s July announcement, the Agency said it intends to issue an advance notice of proposed rule-making (ANPRM) on a potential nicotine standard for combustible tobacco products. The ANPRM could come at any time - the first step in a complex, multi-year process that would require rigorous science and evidence to become a final regulation.

Separately, we’re actively supporting our companies’ substantial equivalence (SE) applications.  Our companies have received both SE and “not substantially equivalent” (NSE) determinations for new products, and a few recent NSEs for provisional products that were no longer in-market.  As we discussed before, we continue to find this process overly burdensome, inconsistent and restrictive.  Given that the FDA has announced it will be issuing clarifying regulations on the SE process, we believe, as a matter of simple fairness, the Agency should hold off on making SE decisions until it issues those regulations.  In part because of this issue, USSTC recently filed a legal challenge to an NSE finding for a new pouch product, on the grounds that the FDA misapplied the statute’s SE standard.  We will continue to work constructively with the FDA, while insisting that it observe the statute and regulate manufacturers fairly.

Now let’s turn to our third strategy, which is to manage our diverse income streams and strong balance sheet to deliver consistent financial performance over the long term.

Our long-term financial goals remain the same - to grow adjusted diluted EPS at an average annual rate of 7% to 9%; and to maintain a dividend payout ratio target of approximately 80% of adjusted diluted EPS. These have been our long-term goals for some time, and consistency has been our hallmark despite significant macro events and industry evolution. While some companies succumb to short-termism, we’re steadfastly focused on the long-term success of our business and delivering consistent shareholder returns year after year. That’s how Altria became one of the best performing stocks of all time.

Marty highlighted our five-year performance, but I’ll look even further back. Over the past 10 years, we’ve delivered average annual adjusted diluted EPS growth of 8.4% and dividend per share growth of 8.6% - this during a period that included the Great Recession, a large federal excise tax increase, federal regulation of tobacco and the introduction of new tobacco product categories. Few companies could weather such change while delivering such consistent growth year after year. How do we do it? By thoughtfully managing a diverse set of income streams such that pressure in one area of the business can be balanced by growth in others, and by maintaining a strong balance sheet for stability and flexibility.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018

For example, our alcohol assets serve a complementary role to our core tobacco businesses. Ste. Michelle grew adjusted OCI over 9% every year from 2009 through 2016, though 2017 was a challenging year for the wine business. In beer, we grew an initial $230 million investment in Miller Brewing Co. in 1970 into a $22 billion holding in AB InBev. Altria’s current 10.2% interest in AB InBev allows us to participate in the global beer profit pool and supplements our strong internal cash flows with dividends, which totaled over $800 million in 2017.

We’ve also reduced costs in our core businesses and strengthened our balance sheet - all to provide the financial firepower and flexibility needed for the next chapter of our success. Our 2016 productivity initiative generated over $300 million in savings, boosting Altria’s earnings growth and enabling us to reinvest for the future. We’re focused on maintaining our investment grade credit ratings, and our debt-to-EBITDA ratio of 1.3 to 1 as of the end of 2017 provides us access to short- and long-term debt markets as needed. We’ve also lowered our weighted average coupon from 7.2% at the end of 2012 to 4.9% at the end of 2017. We like the flexibility that our strong balance sheet provides and will continue to evaluate opportunities to maximize it, balancing business investments with shareholder returns.

Our business also generates significant cash. For example, over the past five years we generated approximately $5.5 billion in cash before dividends annually. After dividends, we typically have about $1 billion in cash remaining each year, which we’ve used to repurchase shares and invest strategically in the business.

As you know, we advocated for federal income tax reform for many years through the RATE Coalition, which we helped organize. The Tax Cuts and Jobs Act was a hard-won victory for American businesses and workers, and for Altria, its employees and its shareholders. While we intend to return the majority of the tax savings to shareholders, we also are reinvesting behind important strategic initiatives like those we’ve discussed today. To qualify for additional investment, these initiatives required a sound business case with key performance indicators and measurable outcomes, including sufficient financial returns or competitive benefit. We believe these investments are in the best interest of our business and our shareholders.

For example, in 2018, PM USA is increasing its investments in Marlboro by enhancing the brand’s equity through product and packaging innovations like Marlboro Ice, digital enhancements, refined trade programs and retail fixtures that better represent Marlboro’s breadth and menthol offerings. We’ll also invest to support innovative product development, regulatory science for FDA applications and new product launches and expansions, including IQOS, Verve and MarkTen Elite. We believe these investments will yield both short-term and long-term value.

In 2018, we plan to reinvest approximately one-third of the total tax reform benefit we are receiving, with a moderating level of investment in subsequent years. We believe this balanced approach will deliver annual adjusted diluted EPS growth rates above our long-term 7%-9% aspiration through 2020. We are reaffirming our 2018

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018 guidance to deliver adjusted diluted EPS in a range of $3.90 to $4.03, representing a growth rate of 15% to 19% from our adjusted diluted EPS base of $3.39 in 2017.

To sum up, we believe Altria remains a very attractive long-term investment. We have an extensive track record of success and are the only remaining large-cap domestic tobacco company in the U.S. - the largest tobacco profit pool in the world outside of China. The U.S. has an established regulatory framework and a manageable legislative environment. And we have a lean and efficient organization with about 8,300 talented employees focused intently on implementing our winning strategies.

We’ve had an exciting few years, and more change is on the horizon, as it always is. We see many opportunities ahead of us and believe we are well positioned to advance our strategies and continue to grow value for our shareholders. As always, we appreciate your attention and interest in Altria.

Now I’ll turn the podium back to Marty, and we’ll be happy to take your questions.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018

Altria’s Profile
Altria’s wholly-owned subsidiaries include Philip Morris USA Inc., U.S. Smokeless Tobacco Company LLC, John Middleton Co., Sherman Group Holdings, LLC and its subsidiaries, Nu Mark LLC, Ste. Michelle Wine Estates Ltd. and Philip Morris Capital Corporation. Altria holds an equity investment in Anheuser-Busch InBev SA/NV.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in these remarks are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.
Forward-Looking and Cautionary Statements
These remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the period ended September 30, 2017.

These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including by the FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

In addition, the factors related to Altria’s investment in AB InBev include the following: AB InBev’s inability to successfully execute its business plans and strategies; that Altria’s equity securities in AB InBev, which it received in AB InBev’s business combination with SABMiller, are subject to restrictions on transfer until October 10, 2021; the risk that Altria’s reported earnings from and carrying value of its equity investment in AB InBev may be adversely affected by unfavorable foreign currency exchange rates and other factors, including the risks encountered by AB InBev in its business; the risk that the tax treatment of Altria’s transaction consideration from the AB InBev/SABMiller business combination and the accounting treatment of its equity investment are not guaranteed; and the risk that the tax treatment of the dividends Altria expects to receive from AB InBev may not be as favorable as Altria anticipates.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews certain financial results, including OCI, operating

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018 margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, gain on AB InBev/SABMiller business combination, AB InBev/SABMiller special items, certain tax items, charges associated with tobacco and health litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items).
Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be infrequent, are difficult to predict and can distort underlying business trends and results. Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided below.
Altria’s full-year adjusted diluted EPS guidance excludes the impact of certain income and expense items, including those items noted above. Altria’s management cannot estimate on a forward-looking basis the impact of these items on Altria’s reported diluted EPS because these items, which could be significant, may be infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance. Notwithstanding the foregoing, Altria expects to record a $0.09 per share tax expense in 2018 for a tax basis adjustment related to the deemed repatriation tax. This charge is excluded from Altria’s full-year adjusted diluted EPS guidance for 2018.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2017	2012	Compounded Annual Growth Rate
Net revenues	$22,636	$22,216
Excise taxes	(5,927)	(6,984)
Revenues net of excise taxes	$16,709	$15,232

Reported OCI	$8,408	$6,239
NPM Adjustment Items	(5)	—
Asset impairment, exit, implementation and acquisition-related costs	29	28
Tobacco and health litigation items	72	4
Settlement charge for lump sum pension payments	57	—
Adjusted OCI	$8,561	$6,271	6.4%
Adjusted OCI change (2017 vs. 2012)	36.5%
Adjusted OCI margins[1]	51.2%	41.2%
Adjusted OCI margin change (2017 vs. 2012)	10.0pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2017	2012	Compounded Annual Growth Rate
Net revenues	$2,155	$1,691
Excise taxes	(132)	(113)
Revenues net of excise taxes	$2,023	$1,578

Reported OCI	$1,300	$931
Asset impairment, exit, and implementation costs	56	28
Settlement charge for lump sum pension payments	16	—
Adjusted OCI	$1,372	$959	7.4%
Adjusted OCI change (2017 vs. 2012)	43.1%
Adjusted OCI margins[1]	67.8%	60.8%
Adjusted OCI margin change (2017 vs. 2012)	7.0pp

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Wine
($ in millions)
	Full Year Ended December 31,
	2017	2016	2015	2014	2013	2012	2011	2010	2009
Reported OCI	$147	$164	$152	$134	$118	$104	$91	$61	$43
Exit, integration & acquisition-related costs	—	3	—	—	—	—	4	22	30
Adjusted OCI	$147	$167	$152	$134	$118	$104	$95	$83	$73
Adjusted OCI Change Year over Year	(12.0)%	9.9%	13.4%	13.6%	13.5%	9.5%	14.5%	13.7%
Adjusted OCI Change (2017 vs. 2012)	41.3%
Compounded Annual Growth Rate (2017 vs. 2012)	7.2%

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results
($ in millions, except per share data)
	Earnings before Income Taxes	(Benefit) Provision for Income Taxes	Net Earnings	Net Earnings Attributable to Altria Group, Inc.	Diluted EPS
For the year ended December 31, 2017
2017 Reported	$9,828	$(399)	$10,227	$10,222	$5.31
NPM Adjustment Items	4	2	2	2	—
Tobacco and health litigation items	80	30	50	50	0.03
AB InBev special items	160	55	105	105	0.05
Asset impairment, exit, implementation and acquisition-related costs	89	34	55	55	0.03
Gain on AB InBev/SABMiller business combination	(445)	(156)	(289)	(289)	(0.15)
Settlement charge for lump sum pension payments	81	32	49	49	0.03
Tax items	—	3,674	(3,674)	(3,674)	(1.91)
2017 Adjusted for Special Items	$9,797	$3,272	$6,525	$6,520	$3.39

For the year ended December 31, 2012
2012 Reported	$6,477	$2,294	$4,183	$4,180	$2.06
Asset impairment, exit and implementation costs	56	21	35	35	0.01
SABMiller special items	(248)	(87)	(161)	(161)	(0.08)
PMCC leveraged lease benefit	7	75	(68)	(68)	(0.03)
Loss on early extinguishment of debt	874	315	559	559	0.28
Tobacco and health litigation items	5	1	4	4	—
Tax items	(52)	14	(66)	(66)	(0.03)
2012 Adjusted for Special Items	$7,119	$2,633	$4,486	$4,483	$2.21

For the year ended December 31, 2007
2007 Reported	$4,678	$1,547	$3,131	$3,131	$1.48
Asset impairment, exit and implementation costs	469	169	300	300	0.15
Recoveries from airline industry exposure	(214)	(77)	(137)	(137)	(0.06)
Interest on tax reserve transfers to Mondelez International, Inc.	77	27	50	50	0.02
Tobacco and health litigation items	29	11	18	18	0.01
Tax items	—	168	(168)	(168)	(0.09)
2007 Adjusted for Special Items	$5,039	$1,845	$3,194	$3,194	$1.51

Note: Represents 2007 financial results from continuing operations.

Adjusted diluted EPS CAGR 2007-2017					8.4%
Adjusted diluted EPS CAGR 2012-2017					8.9%

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018

Altria Group, Inc. and Consolidated Subsidiaries, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the Debt Covenant*
($ in millions)
Twelve Months Ended December 31, 2017
Consolidated net earnings	$10,227
Equity earnings and noncontrolling interests, net	(537)
Gain on AB InBev/SABMiller business combination	(445)
Dividends from less than 50% owned affiliates	806
Benefit for income taxes	(399)
Depreciation & amortization	209
Asset impairment and exit costs	33
Interest and other debt expense, net	705
Consolidated EBITDA	$10,599

Long-term debt	$13,030
Current portion of long-term debt	864
Discount on debt and debt issue costs	123
Total Debt	$14,017

Total Debt / Consolidated EBITDA	1.3
*Reflects the terms “Consolidated EBITDA” and “Debt” as defined in Altria’s senior unsecured revolving credit agreement.

Altria Group, Inc. and Consolidated Subsidiaries, Cash Flow
($ in millions)
	Full Year ended December 31,
	2017	2016	2015	2014	2013
Net cash provided by operating activities	$4,922	$3,821	$5,843	$4,663	$4,375
Net cash (used in) provided by investing activities	(467)	3,708	(15)	177	602
Cash before dividends	4,455	7,529	5,828	4,840	4,977
Dividends paid on common stock	(4,807)	(4,512)	(4,179)	(3,892)	(3,612)
Cash after dividends	$(352)	$3,017	$1,649	$948	$1,365

5-year average cash before dividends	$5,526
5-year average cash after dividends	$1,325

Source: Altria Group, Inc.

Remarks by Altria’s Chairman, CEO and President, and other members of Altria’s senior management team at CAGNY Conference, February 21, 2018